Exhibit 99.1

Net1 appoints Kuben Pillay to its board of directors

Johannesburg, March 4, 2020 - Net 1 UEPS Technologies, Inc. (NasdaqGS: UEPS; JSE: NT1) ("Net1" or the "Company") announced today the appointment of Mr. Kuben Pillay as an independent non-employee director of the Company, effective June 1, 2020. He will also serve on the nominating and corporate governance, audit and remuneration committees, effective June 1, 2020.

Mr. Pillay serves on South African public and private corporate boards to which he brings diverse localized management and board experience in legal, digital, transaction processing and technology operations. These include being a non-employee director of Transaction Capital Limited (JSE: TCP), Sabvest Limited (JSE: SBV), and the OUTsurance group of companies.

Kuben has most recently served as the non-executive chairman of Cell C Limited from August 2017 to October 2019. He was the non-executive chairman of Primedia Limited from February 2014 to December 2016, and also served as its group CEO from August 2009 to January 2014. An attorney by profession, Kuben was a managing financial partner at attorneys Cheadle Thompson and Haysom before joining Mineworkers Investment Company Proprietary Limited in 1996 as a founding executive director, and later as the non-executive chairman of Mineworkers Investment Company. Mr. Pillay lives and works in South Africa.

Mr. Pillay has a BA LLB from the University of the Witwatersrand, Johannesburg, and a Masters in Comparative Jurisprudence from Howard University, Washington DC.

"I am very pleased that Kuben will be joining our Board," said Christopher S. Seabrooke, Chairman of the Net1 Board, "His qualifications and broad experience in numerous sectors will be very welcome," he concluded.

Net1's Board will be comprised of two executive and six independent directors once Mr. Pillay's appointment is effective.

About Net1 (www.net1.com)

Net1 is a leading provider of transaction processing services, financial inclusion products and services and secure payment technology. Net1 operates market-leading payment processors in South Africa and the Republic of Korea. Net1 offers debit, credit and prepaid processing and issuing services for all major payment networks. In South Africa, Net1 provides innovative low-cost financial inclusion products, including banking, lending and insurance and through DNI is a leading distributor of mobile subscriber starter packs for Cell C, a South African mobile network operator. Net1 leverages its strategic equity investments in Finbond and Bank Frick (both regulated banks), and Cell C to introduce products to new customers and geographies. Net1 has a primary listing on NASDAQ (NasdaqGS: UEPS) and a secondary listing on the Johannesburg Stock Exchange (JSE: NT1). Visit www.net1.com for additional information about Net1.

Investor Relations Contact:

Dhruv Chopra

Group Vice President, Investor Relations

Phone: +1 917-767-6722

Email: dchopra@net1.com

Media Relations Contact:

Bridget von Holdt

Business Director - BCW

Phone: +27-82-610-0650

Email: Bridget.vonholdt@bcw-global.com